PROSPECTUS SUPPLEMENT                               REGISTRATION NO.  333-36480
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)



                               [graphic omitted]


                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                     Primary
                                                                        Share        Trading
                Name of Company(1)                       Ticker        Amounts        Market
     ----------------------------------------------      -------       --------      ---------
     AmSouth Bancorporation                                ASO            12            NYSE
     BB&T Corporation                                      BBT            10            NYSE
     Comerica Incorporated                                 CMA             5            NYSE
     Fifth Third Bancorp                                   FITB          13.5          NASDAQ
     Bank of America                                       BAC          27.765          NYSE
     JPMorgan Chase & Co.                                  JPM           43.56          NYSE
     KeyCorp                                               KEY            13            NYSE
     Marshall & Ilsley Corporation                          MI             6            NYSE
     Mellon Financial Corporation                          MEL            14            NYSE
     National City Corporation                             NCC            18            NYSE
     Northern Trust Corporation                            NTRS            7           NASDAQ
     Piper Jaffray Companies                               PJC          0.5683          NYSE
     State Street Corporation                              STT            10            NYSE
     SunTrust Banks, Inc.                                  STI             9            NYSE
     Synovus Financial Corp.                               SNV             8            NYSE
     The PNC Financial Services Group, Inc.                PNC             9            NYSE
     US Bancorp                                            USB           56.83          NYSE
     Wachovia Corp.                                         WB            41            NYSE
     Wells Fargo & Co.                                     WFC            24            NYSE


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.